Parke Bancorp, Inc.
601 Delsea Drive,
Washington Township, NJ 08080

Contact:
Vito S. Pantilione, President and CEO
Jonathan D. Hill, Senior Vice President and CFO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES THIRD QUARTER 2024 EARNINGS

Highlights:

Net Income:	$7.5 million for Q3 2024, increased 16.3% over Q2 2024
Revenue:	$33.0 million for Q3 2024, increased 5.2% over Q2 2024
Total Assets:	$2.07 billion, increased 2.1% over December 31, 2023
Total Loans:	$1.84 billion, increased 2.9% over December 31, 2023
Total Deposits:	$1.56 billion, increased 0.4% from December 31, 2023

WASHINGTON TOWNSHIP, NJ, October 18, 2024 - Parke Bancorp, Inc. (“Parke Bancorp” or the "Company") (NASDAQ: “PKBK”), the parent company of Parke Bank, announced its operating results for the three and nine months ended September 30, 2024.
Highlights for the three and nine months ended September 30, 2024:
•Net income available to common shareholders was $7.5 million, or $0.63 per basic common share and $0.62 per diluted common share, for the three months ended September 30, 2024, an increase of $6.5 million, or 634.1%, compared to net income available to common shareholders of $1.0 million, or $0.09 per basic common share and $0.08 per diluted common share, for the three months ended September 30, 2023. The increase was primarily due to the non-recurring $9.5 million contingent loss disclosed in Q3 2023, partially offset by a $1.0 million decrease in net interest income, a $0.9 million decrease in non-interest income, and a $0.4 million decrease in provision for credit losses.

•Net interest income decreased $1.0 million, or 6.1%, to $14.7 million for the three months ended September 30, 2024, compared to $15.7 million for the same period in 2023.

•The Company recorded a credit to provision for credit losses of $0.1 million for the three months ended September 30, 2024, compared to a provision for credit losses of $0.3 million for the same period in 2023.

•Non-interest income decreased $0.9 million, or 50.9%, to $0.9 million for the three months ended September 30, 2024, compared to $1.8 million for the same period in 2023.

•Non-interest expense decreased $9.5 million, or 59.8%, to $6.4 million for the three months ended September 30, 2024, compared to $15.8 million for the same period in 2023.

•Net income available to common shareholders was $20.1 million, or $1.68 per basic common share and $1.66 per diluted common share, for the nine months ended September 30, 2024, a decrease of $0.2 million, or 0.8%, compared to net income available to common shareholders of $20.3 million, or $1.70 per basic common share and $1.67 per diluted common share, for the same period in 2023. The decrease is primarily due to a decrease in net interest income, an increase in provision for credit losses, and a decrease in non-interest income, partially offset by a decrease in non-interest expense.

•Net interest income decreased $5.6 million, or 11.5%, to $43.1 million for the nine months ended September 30, 2024, compared to $48.7 million for the same period in 2023.

•The provision for credit losses increased $2.1 million, or 134.1%, to $0.5 million for the nine months ended September 30, 2024, compared to a recovery of provision for credit losses of $1.6 million for the same period in 2023.

•Non-interest income decreased $2.1 million, or 39.3%, to $3.2 million for the nine months ended September 30, 2024, compared to $5.2 million for the same period in 2023.

•Non-interest expense decreased $9.8 million, or 34.0%, to $19.1 million for the nine months ended September 30, 2024, compared to $29.0 million for the same period in 2023.

The following is a recap of the significant items that impacted the three and nine months ended September 30, 2024:
Interest income increased $3.0 million for the third quarter of 2024 compared to the same period in 2023, primarily due to an increase in interest and fees on loans of $2.9 million, or 10.5%, to $30.2 million, primarily driven by higher market interest rates and higher average portfolio balance. Also, interest earned on average deposits held at the Federal Reserve Bank ("FRB") increased $0.2 million during the three months ended September 30, 2024, due to higher average balances being held on deposit. For the nine months ended September 30, 2024, interest income increased $9.4 million from the same period in 2023, primarily due to an increase in interest and fees on loans of $9.4 million, or 12.1%, to $87.0 million, primarily driven by an increase in average outstanding loan balances, and higher market interest rates.

Interest expense increased $4.0 million, or 29.5%, to $17.4 million for the three months ended September 30, 2024, compared to the same period in 2023, primarily due to higher market interest rates, combined with changes in the mix of deposits and borrowings. For the nine months ended September 30, 2024, interest expense increased $15.0 million, or 44.5%, to $48.7 million, primarily due to higher market interest rates, combined with changes in the mix of deposits and borrowings.

The Company booked a recovery of the provision for credit losses of $0.1 million for the three months ended September 30, 2024, compared to a provision of $0.3 million for the same period in 2023. The credit to provision expense for the three months ended September 30, 2024, was primarily driven by a decrease in the 1 - 4 family investment property loan portfolio qualitative factor rate from the quarter ended June 30, 2024. The provision for credit losses for the nine months ended September 30, 2024, increased $2.1 million, or 134.1%, to $0.5 million, compared to a recovery of $1.6 million for the same period in 2023. The increase was primarily driven by an increase in the outstanding loan balance of $52.6 million from the balance at December 31, 2023, specifically in the construction 1 - 4 family, and multi-family loan portfolios. The provision recovery of $1.6 million during the same period in 2023 was primarily related to decreases in loss factors related to the construction, commercial owner occupied loan portfolios, and residential 1 to 4 family investment property loan portfolio.

Non-interest income decreased $0.9 million, or 50.9%, for the three months ended September 30, 2024 compared to the same period in 2023, primarily as a result of a decrease in service fees on deposit accounts of $0.7 million and a decrease in other income of $0.2 million. For the nine months ended September 30, 2024, non-interest income decreased $2.1 million, or 39.3%, to $3.2 million, compared to the same period in 2023. The decrease was primarily driven by a decrease in service fees on deposit accounts of $2.1 million.

Non-interest expense decreased $9.5 million, or 59.8%, for the three months ended September 30, 2024, compared to the same period in 2023, primarily due to a $9.5 million loss contingency recorded in the third quarter of 2023. For the nine months ended September 30, 2024, non-interest expense decreased $9.8 million, or 34.0%, to $19.1 million, compared to the same period in 2023, due to the same item driving the quarter-to-date change.

Income tax expense increased $1.6 million for the three months ended September 30, 2024 compared to the same period in 2023. For the nine months ended September 30, 2024, income tax expense decreased $0.2 million, compared to the same period in 2023. The effective tax rate for the three and nine months ended September 30, 2024 were 20.1% and 24.3%, respectively, compared to 24.8% and 23.5% for the same periods in 2023.

September 30, 2024 discussion of financial condition
•Total assets increased to $2.07 billion at September 30, 2024, from $2.02 billion at December 31, 2023, an increase of $41.9 million, or 2.07%, primarily due to an increase in net loans, partially offset by a decrease in cash and cash equivalents.
•Cash and cash equivalents totaled $172.4 million at September 30, 2024, as compared to $180.4 million at December 31, 2023. The decrease in cash and cash equivalents was primarily due to an increase in loan balance, partially offset by an increase in deposits and borrowings.
•The investment securities portfolio decreased to $15.3 million at September 30, 2024, from $16.4 million at December 31, 2023, a decrease of $1.1 million, or 6.8%, primarily due to pay downs of securities.
•Gross loans increased $52.6 million or 2.9%, to $1.84 billion at September 30, 2024.
•Nonperforming loans at September 30, 2024 increased to $12.2 million, representing 0.66% of total loans, an increase of $4.9 million, or 68.0%, from $7.3 million of nonperforming loans at December 31, 2023. OREO at September 30, 2024 was $1.6 million, unchanged from December 31, 2023. Nonperforming assets (consisting of nonperforming loans and OREO) represented 0.67% and 0.44% of total assets at September 30, 2024 and December 31, 2023, respectively. Loans past due 30 to 89 days were $1.2 million at September 30, 2024, an increase of $0.9 million from December 31, 2023.
•The allowance for credit losses was $32.3 million at September 30, 2024, as compared to $32.1 million at December 31, 2023. The ratio of the allowance for credit losses to total loans was 1.76% at September 30, 2024, and 1.80% at December 31, 2023. The ratio of allowance for credit losses to non-performing loans was 264.9% at September 30, 2024, compared to 442.5%, at December 31, 2023.
•Total deposits were $1.56 billion at September 30, 2024, up from $1.55 billion at December 31, 2023, an increase of $6.1 million or 0.4% compared to December 31, 2023. The increase in deposits was primarily driven by an increase in brokered time deposits of $48.4 million and an increase in time deposits of $21.4 million, partially offset by a decrease in non-interest demand deposits and savings deposits of $33.7 million and $25.5 million, respectively.

•Total borrowings increased $20.1 million during the nine months ended September 30, 2024, to $188.3 million at September 30, 2024 from $168.1 million at December 31, 2023, primarily due to $20.0 million of new FHLBNY term borrowings.
.
•Total equity increased to $296.5 million at September 30, 2024, up from $284.3 million at December 31, 2023, an increase of $12.1 million, or 4.3%, primarily due to the retention of earnings, partially offset by the payment of $6.4 million of cash dividends. Book value per common share at September 30, 2024 was $24.92, compared to $23.75 at December 31, 2023.

CEO outlook and commentary
Vito S. Pantilione, President and Chief Executive Officer of Parke Bancorp, Inc. and Parke Bank, provided the following statement:

"After much speculation and conflicting projections by many economists and other experts, in September 2024 the Federal Reserve reduced interest rates by 50 basis points. In its statement, the Federal Reserve indicated its belief that inflation is going in the right direction and that employment growth is under control. The Federal Reserve further stated that additional rate cuts are possible in the remainder of 2024 and 2025. However, increased geopolitical conflicts with Israel, Iran, Russia, and Ukraine could trigger additional pressure on, among other things, oil prices and could instigate an increase in inflation. Perhaps most importantly, however, we should note the terrible price being paid by the people living in these warring countries. Another concern is that the United States may be drawn into a wider war in the Middle East."

"As reported last quarter, we are seeing an increase in loan activity. Residential construction projects continue to be surprisingly stable and growing. We are also exploring new markets to support growth in our loan portfolio, as well as adding new, experienced commercial loan officers in our lending markets."

"Asset quality and non-interest expense continue to be a primary focus for our bank. While lending is inherently risky, we mitigate that risk with strong loan underwriting and Allowance for Credit Losses. It remains difficult to predict the future, but we are committed to working hard, maintaining tight controls on our non-interest expenses, and continuing to monitor opportunities that may arise in the market."

Forward Looking Statement Disclaimer

This release may contain forward-looking statements. Such forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from those currently anticipated due to a number of factors; our ability to maintain a strong capital base, strong earning and strict cost controls; our ability to generate strong revenues with increased interest income and net interest income; our ability to continue the financial strength and growth of our loan portfolio; our ability to continue to increase shareholders’ equity, maintain strong loan underwriting and allowance for credit losses; our ability to react quickly to any increase in loan delinquencies; our ability to face current challenges in the market; our ability to be well positioned to take advantage of opportunities; our ability to continue to reduce our nonperforming loans and delinquencies and the expenses associated with them; our ability to increase the rate of growth of our loan portfolio; our ability to continue to improve net interest margin; our ability to enhance shareholder value in the future; our ability to continue growing our Company, our earnings and shareholders’ equity; the possibility of additional corrective actions or limitations on the operations of the Company. and Parke Bank being imposed by banking regulators, therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

(PKBK-ER)

Financial Supplement:

Table 1: Condensed Consolidated Balance Sheets (Unaudited)

Parke Bancorp, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2024	2023
	(Dollars in thousands)
Assets
Cash and cash equivalents	$172,449	$180,376
Investment securities	15,269	16,387
Loans, net of unearned income	1,839,929	1,787,340
Less: Allowance for credit losses	(32,318)	(32,131)
Net loans	1,807,611	1,755,210
Premises and equipment, net	5,365	5,579
Bank owned life insurance (BOLI)	28,904	28,415
Other assets	35,811	37,534
Total assets	$2,065,409	$2,023,500

Liabilities and Equity

Non-interest bearing deposits	$198,499	$232,189
Interest bearing deposits	1,360,384	1,320,638
FHLBNY borrowings	145,000	125,000
Subordinated debentures	43,253	43,111
Other liabilities	21,813	18,245
Total liabilities	1,768,949	1,739,183

Total shareholders’ equity	296,460	284,317

Total liabilities and equity	$2,065,409	$2,023,500

Table 2: Consolidated Income Statements (Unaudited)
	For the three months ended September 30,		For the nine months ended September 30,
	2024	2023	2024	2023
	(Dollars in thousands, except per share data)
Interest income:
Interest and fees on loans	$30,161	$27,294	$86,976	$77,602
Interest and dividends on investments	265	308	761	745
Interest on deposits with banks	1,696	1,512	4,050	4,059
Total interest income	32,122	29,114	91,787	82,406
Interest expense:
Interest on deposits	14,983	11,385	42,123	28,046
Interest on borrowings	2,416	2,046	6,575	5,661
Total interest expense	17,399	13,431	48,698	33,707
Net interest income	14,723	15,683	43,089	48,699
Provision for (recovery of) credit losses	(141)	300	546	(1,600)
Net interest income after provision for (recovery of) credit losses	14,864	15,383	42,543	50,299
Non-interest income
Service fees on deposit accounts	321	1,003	1,059	3,149
Gain on sale of SBA loans	(2)	—	23	—
Other loan fees	217	192	619	611
Bank owned life insurance income	166	153	488	443
Other	199	449	974	972
Total non-interest income	901	1,835	3,163	5,213
Non-interest expense
Compensation and benefits	3,178	2,834	9,466	9,414
Professional services	645	659	1,641	1,746
Occupancy and equipment	630	649	1,943	1,938
Data processing	348	368	978	1,037
FDIC insurance and other assessments	319	388	973	960
OREO expense	187	240	776	610
Other operating expense	1,058	10,711	3,358	13,276
Total non-interest expense	6,365	15,849	19,135	28,981
Income before income tax expense	9,400	1,369	26,571	26,531
Income tax expense	1,892	340	6,457	6,242
Net income attributable to Company	7,508	1,029	20,114	20,289
Less: Preferred stock dividend	(5)	(7)	(16)	(20)
Net income available to common shareholders	$7,503	$1,022	$20,098	$20,269
Earnings per common share
Basic	$0.63	$0.09	$1.68	$1.70
Diluted	$0.62	$0.08	$1.66	$1.67
Weighted average common shares outstanding
Basic	11,959,546	11,945,844	11,960,173	11,945,144
Diluted	12,153,393	12,131,825	12,134,828	12,137,208

Table 3: Operating Ratios (unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2024	2023	2024	2023
Return on average assets	1.49%	0.21%	1.37%	1.38%
Return on average common equity	10.08%	1.43%	9.20%	9.77%
Interest rate spread	1.88%	2.24%	1.91%	2.51%
Net interest margin	2.97%	3.21%	2.99%	3.40%
Efficiency ratio*	40.74%	90.47%	41.37%	53.76%
*     Efficiency ratio is calculated using non-interest expense divided by the sum of net interest income and non-interest income.

Table 4: Asset Quality Data (unaudited)

	September 30,	December 31,
	2024	2023
	(Amounts in thousands except ratio data)
Allowance for credit losses on loans	$32,318	$32,131
Allowance for credit losses to total loans	1.76%	1.80%
Allowance for credit losses to non-accrual loans	264.88%	442.51%
Non-accrual loans	$12,201	$7,261
OREO	$1,562	$1,550